Exhibit 99.1

Lumos Pharma to Host Key Opinion Leader Event on LUM-201 for the Treatment of Pediatric Growth Hormone Deficiency

Virtual KOL Event is scheduled for Tuesday, April 27th @ 10:30 AM ET

AUSTIN, Texas, April 14, 2021 -- Lumos Pharma, Inc. (NASDAQ: LUMO), a clinical-stage biopharmaceutical company focused on therapeutics for rare diseases, announced today that it will host a key opinion leader (KOL) webinar on LUM-201 on Tuesday, April 27, 2021, at 10:30am ET. LUM-201 is the Company’s orally administered therapeutic candidate for the treatment of pediatric growth hormone deficiency (PGHD).

The event will feature presentations by KOLs in the field of pediatric endocrinology, Bradley S. Miller, M.D., Ph.D., University of Minnesota, and Fernando Cassorla, M.D., University of Chile, who will discuss the currently available treatments and unmet medical needs in PGHD. Drs. Miller and Cassorla will be available to answer questions following their formal presentations.

The Lumos Pharma management team will also give a corporate update and discuss the OraGrowtH clinical program evaluating LUM-201 in PGHD. Growth hormone (GH) deficiency is the consequence of inadequate secretion of growth hormone from the pituitary gland resulting in low GH in the body, insufficient production of downstream signaling molecules required for growth, and the subsequent lack of growth. LUM-201, also known as ibutamoren, is an orally administered investigational small molecule that promotes the secretion of GH from the pituitary gland, and represents an opportunity for appropriately selected patients to avoid the daily or weekly injections involved with current or forthcoming therapies. LUM-201 has been observed to increase the amplitude of endogenous pulsatile GH secretion, which mimics the natural pattern of GH secretion.

To register for this event, please click the link here.

KOL Biographies

Dr. Bradley S. Miller is currently Professor, Department of Pediatrics and Faculty Member, Division Director, Division of Pediatric Endocrinology, at the University of Minnesota Medical School. He is a practicing pediatric endocrinologist and published research investigator with an interest in the role of the GH/IGF system on normal and abnormal growth in children. His other area of interest includes the growth and development of children following adversity such as cancer and cancer therapy, fetal alcohol exposure, and international adoption. Dr. Miller received his MD and PhD from the Medical University of South Carolina, Charleston. He completed his residency and fellowship in pediatrics and pediatric endocrinology, respectively, at the Mayo Clinic. Dr. Miller has received numerous awards and recognition throughout his medical training and career and is actively involved with the MAGIC Foundation for Children’s Growth, the global leader in endocrine health, advocacy, education, and support.

Exhibit 99.1
Dr. Fernando Cassorla is currently Chief of Pediatric Endocrinology at the Institute of Maternal and Child Research of the University of Chile, a position he has held since 1993. Previously, Dr. Cassorla served as Senior Investigator at the Developmental Endocrinology Branch of the National Institute of Child Health and Human Development, rising to the position of Clinical Director of this Institute in 1990. He has authored numerous chapters in pediatric endocrinology, authored or co-authored over 200 original articles in peer reviewed journals, and has presented over 300 abstracts at scientific meetings. Dr. Cassorla received his MD from the University of Chile. He is Board Certified in both Pediatrics and Pediatric Endocrinology, having completed his pediatric residency at the Albany Medical Center in New York and his fellowship in Pediatric Endocrinology at the Children´s Hospital of Philadelphia. Dr. Cassorla has received several international awards for his work and was elected to the Chilean Academy of Medicine for a lifetime position in 2003.

About Lumos Pharma
Lumos Pharma, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of therapeutics for rare diseases. Lumos Pharma was founded and is led by a management team with longstanding experience in rare disease drug development and received early funding from leading healthcare investors, including Deerfield Management, a fund managed by Blackstone Life Sciences, Roche Venture Fund, New Enterprise Associates (NEA), Santé Ventures, and UCB. Lumos Pharma’s lead therapeutic candidate is LUM-201, an oral growth hormone stimulating small molecule, currently being evaluated in a Phase 2b clinical trial, the OraGrowtH210 Trial, for the treatment of Pediatric Growth Hormone Deficiency (PGHD). If approved by the FDA, LUM-201 would provide an orally administered alternative to daily injections that current PGHD patients endure for many years of treatment. LUM-201 has received Orphan Drug Designation in both the US and EU. For more information, please visit https://lumos-pharma.com/.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements of Lumos Pharma, Inc. (the “Company”) that involve substantial risks and uncertainties. All such statements contained in this press release are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The words “forecast,” “projected,” "guidance," "upcoming," "will," “would,” "plan," “intend,” "anticipate," "approximate," "expect," “potential,” “imminent,” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, plans related to execution of clinical trials, and any other statements other than statements of historical fact. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that the Company makes due to a number of important factors, including the effects of pandemics or other widespread health problems such as the ongoing COVID-19 pandemic, the outcome of our future interactions with regulatory authorities, the outcome of our Phase 2b OraGrowtH210 Trial for LUM-201, our ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, the availability of sufficient resources for our operations and to conduct or continue planned clinical development programs, the ability to obtain the necessary patient enrollment for our product candidate in a timely manner, the ability to successfully develop our product candidate, the risks associated with the process of developing, obtaining regulatory approval for and commercializing drug candidates such as LUM-201 that are safe and effective for use as human therapeutics, the timing and ability of Lumos to raise additional equity capital as needed and other risks that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements as discussed in "Risk Factors" and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and other reports filed with the SEC. The forward-looking statements in this press release represent the Company’s views as of the date of this

Exhibit 99.1
press release. The Company anticipates that subsequent events and developments will cause their views to change. However, while it may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing the Company’s views as of any date subsequent to the date of this press release.

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Investor & Media Contact:
Lisa Miller
Lumos Pharma Investor Relations
512-792-5454
ir@lumos-pharma.com

Corey Davis, PhD
LifeSci Advisors
cdavis@lifesciadvisors.com